EXHIBIT 10.3

SALISBURY BANK AND TRUST COMPANY
SPLIT DOLLAR LIFE INSURANCE AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into this 12th day of December, 2019, by and between Salisbury Bank and Trust Company, a banking corporation, located in Lakeville, CT (the “Bank”), and Richard Cantele, a current employee of the Bank (hereinafter referred to as the “Employee”).  This Agreement supersedes any prior split dollar agreement that may be in effect as of the effective date of this Agreement and hereby nullifies and cancels any such prior split dollar agreement.
INTRODUCTION
WHEREAS, Employee is an officer or other highly paid employee of the Bank;
WHEREAS, the Bank is purchasing insurance policies (hereinafter referred to as the “Insurance Policy”), with Midland National, New York Life and Ohio National (hereinafter referred to as the “Insurer(s)”), on the life of the Employee;
WHEREAS, the Bank desires to induce Employee to continue to utilize Employee’s best efforts on behalf of the Bank by its payment of premiums due on the Insurance Policy(ies); and
WHEREAS, the Bank is the sole owner of the Insurance Policy(ies) and elects to endorse a portion of the death benefit of the Insurance Policies to Employee, or Employee’s designated beneficiary.
NOW, THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Employee agree as follows:
1.	Ownership
1.1.
Ownership of Insurance Policy(ies). The Bank is the sole owner of the Insurance Policy(ies) and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Insurance Policy(ies) after payment of the Employee Death Benefit as defined and provided for in this Agreement. The Bank shall at all times be entitled to the Policy(ies) cash surrender value, as that term is defined in the Insurance Policy(ies), less any Insurance Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable Insurance Policy surrender charges.  The cash surrender value shall be determined as of the date of the surrender of the Insurance Policy or death of the Employee, as the case may be.

1.2.
Right to Insurance Policy(ies).Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender the Insurance Policy(ies) without terminating this Agreement, provided (i) the Bank replaces the Insurance Policy(ies) with a comparable life insurance policy or arrangement that provides the benefit provided under this Agreement and (ii) the Bank and the Employee (who will not unreasonably withhold his signature) execute a new Split Dollar Policy Endorsement for said comparable coverage arrangement, at which time all references to “Insurance Policy” hereunder shall refer to such replacement coverage arrangement. Without limitation, the Insurance Policy(ies) at all times shall be the exclusive property of the Bank, and shall be subject to the claims of the Bank’s creditors.

2.	Premiums.
2.1.
Payment of Premium. The Bank may pay each premium on the Insurance Policies to the Insurers on or before the due date of such premium or within the grace period allowed by the Insurance Policies for the payment of such premium.

2.2.
Economic Benefit. The Bank shall determine the economic benefit attributable to the Employee based on the life insurance premium factor for the Employee’s age multiplied by the amount of current life insurance protection payable to the Employee’s beneficiary.  The “life insurance premium factor” is the minimum amount required to be imputed under Treasury Regulation § 1.61-22(d)(3)(ii), or any subsequent applicable authority. The Bank shall impute the economic benefit to the Employee on an annual basis by adding the economic benefit to the Executive’s Form W-2, or, if applicable, Form 1099.

3.
Bank’s Interests.  Upon the occurrence of an event described in Section 5 of this Agreement, the Bank shall be entitled to receive an amount equal to all death benefits due under the Insurance Policy less those explicitly provided to the Employee’s designated beneficiary under Section 4 hereof (the “Bank’s Policy Interest”).  The Bank’s Policy Interest shall be payable as provided in Section 5 of this Agreement.  The Bank’s Policy Interest shall be reduced by any amount borrowed against the Insurance Policy(ies) by Bank.

4.	Employee’s Interests.
4.1.
Executive: Pre-Retirement Death Benefit. Upon death of the Employee while in service to the Bank, the Employee Death Benefit under this Agreement shall be the lesser of i) three (3) times base annual salary, not to exceed $400,000, less $50,000 or ii) the Net Amount at Risk, defined as the difference between the death benefit payable upon death of the insured pursuant to a life insurance policy and the accrued cash value of the life insurance policy at the time of death of the insured.

4.2.
Executive: Post-Retirement Death Benefit.  If the Employee is in service to the Bank at the time the Employee reaches age 65, upon the death of the Employee on or after age 65, the Employee Death Benefit under this Agreement shall be the lesser of i) a multiple of final base annual salary, not to exceed $400,000, or ii) the Net Amount at Risk, defined as the difference between the death benefit payable upon death of the insured pursuant to a life insurance policy and the accrued cash value of the life insurance policy at the time of death of the insured.  The multiple under this paragraph 4.2 shall be:

Age 65 and After	1.5 times Final Base Salary

4.3.	Definitions:
(a)	“Normal Retirement Age” shall be Age 65.

(b)	“Executive” shall be an Employee who is a signatory to this Agreement and who has one or more of the titles listed as an “Executive” title on Schedule 4.5.

(c)
Net Amount at Risk:  defined as the difference between the death benefit payable upon death of the insured pursuant to a life insurance policy and the accrued cash value of the life insurance policy at the time of death of the insured.

5.	Beneficiary
5.1.
Beneficiary Designation. The Employee’s “Beneficiary Designation” shall be made in writing and delivered to the Bank in a form acceptable to the Insurers and Bank (“Beneficiary Designation Form”).  Employee’s designated Beneficiary may be amended by the Employee from time to time during the term of this Agreement.  Upon the acceptance by the Bank of a new “Beneficiary Designation Form”, all “Beneficiary Designations” previously filed shall be cancelled.  The Bank shall be entitled to rely on the last “Beneficiary Designation Form” filed by the Employee and accepted by the Bank prior to the Employee’s death.

5.2.	Beneficiary Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.
5.3.
Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deep appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Employee and the Employee’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

5.4.
No Beneficiary Designation.  If the Employee dies without a valid designation of Beneficiary, or if all designated Beneficiaries predecease the Employee, then the Employee’s surviving spouse shall be the designated Beneficiary.  If the Employee has no surviving spouse, the benefits shall be made payable to the personal representative of the Employee’s estate.

6.	Death Claims.
6.1.
Bank’s Benefit.  Upon the death of Employee, the Bank shall be entitled to receive a portion of the death benefits payable under the Insurance Policy equal to the Bank’s Policy Interest and the receipt of this amount by the Bank shall constitute satisfaction of the Bank’s rights under Section 3 of this Agreement.

6.2.
Employee’s Benefit.  Upon the death of Employee, the Beneficiary shall be entitled to receive the amount of the death benefits equal to the Employee Death Benefit and the receipt of this amount by the Beneficiary shall constitute satisfaction of the Employee’s rights under this Agreement.

6.3.
Benefit Paid by Insurance Carrier.  The benefit payable to Employee’s Beneficiary shall be paid solely by the Insurers from the proceeds of the Insurance Policies on the life of the Insured.  In no event shall the Bank be obligated to pay a death benefit under this Agreement from its general funds.  Should an Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Bank cancel the Insurance Policies for any reason, neither Employee nor any Beneficiary shall be entitled to a death benefit.

6.4.
Suicide or Misstatement. The amount of the benefit payable to Employee’s Beneficiary may be reduced or eliminated if Employee fails or refuses to take a physical examination, to truthfully and completely supply such information or complete any forms as may be required by the Bank or the Insurer, or otherwise fails to cooperate with the requests of the Bank or the Insurer, or if Employee dies under circumstances such that the Insurance Policies does not pay a full death benefit, e.g., in the case of suicide within two years after a respective Insurance Policy date.

7.	Termination of Agreement.
7.1.	Termination Events. This Agreement shall automatically terminate on the occurrence of any of the following events prior to the death of the Employee:
(a)	Cessation of the Bank’s business;
(b)	Written notice given by either party to the other;
(c)	Termination of the employment of Employee prior to age 65 (whether voluntary or involuntary); or
(d)	Bankruptcy, receivership or dissolution of the Bank.
7.2.
Rights Upon Termination.  If this Agreement is terminated pursuant to this Section 7, the Employee shall forfeit all rights hereunder to the Insurance Policy(ies) or the right to designate a Beneficiary and Bank at its sole discretion may retain or terminate the Insurance Policy(ies).

7.3.
Amendments. Prior to the Employee’s death, this Agreement may be amended or terminated, in whole or in part, by the Bank at its sole discretion; provided, however, that if the Employee’s interests are adversely affected, such amendment or termination by action of the Bank may not become effective earlier than thirty days (30) after delivering a written notice of such action to the Employee.  This Agreement may not be amended after the date of the Employee’s death.

7.4.
Change in Control.  Notwithstanding the provisions of this Section 7, upon a Change in Control of the Bank, the Employee will fully vest in the Employee’s Interests as provided in Section 4 of this Agreement, including the Post-Retirement Death Benefit as if the Employee had been continuously employed by the Bank to age 65, and this Agreement may not be terminated or amended without the express written consent of the Employee.  For this purpose, Change in Control shall mean a change in control as that term is defined in Section 409A of the Internal Revenue Code.

8.
Insurance Company Not a Party.  The Insurers shall not be deemed a party to this Agreement for any purpose nor in any way responsible for its validity; shall not be obligated to inquire as to the distribution of any monies payable or paid by it under the Insurance Policy(ies); and shall be fully discharged from any and all liability under the terms of the Insurance Policy(ies) upon payment or other performance of its obligations in accordance with the terms of the Insurance Policy(ies).  The Insurers shall not be bound by or be deemed to have notice of the provisions of this Agreement.

9.	Administration
9.1.
Plan Administrator.  This Agreement shall be administered by a “Plan Administrator”, which shall consist of the Bank’s board of directors or such committee as the board shall appoint.  The Employee may be a member of the Administrator.

9.2.
Plan Administrator Duties.  The Plan Administrator shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement.

9.3.
Binding Effect of Decisions.  Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

9.4.
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator, and those to whom management and operation responsibilities of the plan have been delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Split Dollar Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5.
Information.  To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

10.	Claims and Review Procedure
10.1.
Written Claim.  A person who believes that he or she being denied a benefit to which he or she is entitled under this Agreement (herein after referred to as a "Claimant") may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Bank at its then principal place of business.

10.2.
Timing of Response.  Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	The specific reason or reasons for such denial;
(b)	The specific reference to pertinent provisions of this Agreement on which such denial is based;
(c)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(d)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and
(e)	The time limits for requesting a review under Section 10.3 and for review under Section 10.4 hereof.
10.3.
Request for Review.  With sixty (60) days after the receipt by the Claimant of the written opinion described in Section 10.2, the Claimant may request in writing that the determination of the Plan Administrator be reviewed. Such request must be addressed to the Bank at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator's determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator's determination.

10.4.
Review of Decision. The Plan Administrator will review its determination within sixty (60) days after receipt of a request for review. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

11.
Binding Effect.  This Agreement shall bind the Employee and the Bank and their respective heirs, beneficiaries, survivors, executors, administrators, representatives, successors, transferees and assigns, and any Insurance Policy Beneficiary.

12.
No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Employee the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Employee.  It also does not require the Executive to remain an employee nor interfere with the Employee’s right to terminate employment at any time.

13.
Waiver of Jury Trial. To the fullest extent permitted by applicable law, bank and employee hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort, or otherwise) arising out of or relating to this agreement or the transactions contemplated herein or the actions of the bank in the negotiation, administration, or enforcement thereof. Each party hereto (A) certifies that no representative, agent or attorney of any other person as represented, expressly or otherwise, that such other person would not, in the event of litigation seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

14.
Entire Agreement; Oral Agreements Ineffective. This Agreement constitutes the entire and final agreement between the Bank and Employee as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

15.
No Third-Party Beneficiaries.  The benefits of this Agreement shall not inure to any third party.  This Agreement shall not be construed as creating any rights, claims, or causes of action against Bank or any of its officers, directors, agents, or employees in favor of any person or entity other than Employee.

16.
Severability.  If any one or more of the provisions hereof is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the remaining provisions hereof.

17.
Governing Law; Venue; Service of Process. This agreement shall be governed by and construed in accordance with the laws of the state of Connecticut. This agreement has been entered into in Litchfield County, Connecticut, and is performable for all purposed in Litchfield County, Connecticut. The parities hereby agree that any lawsuit, action, or proceeding that is brought (whether in contract, tort, or otherwise) arising out of or relating to this agreement, the transactions contemplated thereby, or the actions of the bank in the negotiation, administration, or enforcement of any of this agreement shall be brought in a state or federal court of competent jurisdiction located in Litchfield County, Connecticut. Employee hereby irrevocably and unconditionally (A) submits to the exclusive jurisdiction of such courts, (B) waives any objection it may now or hereafter have as to the venue of any such lawsuit, action, or proceeding brought in any such court, and (C) further waives any claim that it may now or hereafter have that any such court in an inconvenient forum. Each of the parties hereto agree that service of process upon it may be made by certified reregistered mail, return receipt requested at the address for notices contained in the signature page of this agreement.

18.
Notices.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
SALISBURY BANK & TRUST COMPANY:	EMPLOYEE:
By: /s/ Douglas Cahill	By: /s/ Richard J. Cantele, Jr.
Print Name: Douglas Cahill	Print Name: Richard J. Cantele, Jr.
Title: Vice President, Human Resources